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February 13, 2012

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated February 13, 2012 of R&R Acquisition VI, Inc. (renamed ADMA Biologics, Inc.) and are in agreement with the statements contained in the first sentence with regards to the dismissal of Sherb & Co., LLP and the second and third paragraphs therein in their entirety.  We have no basis to agree or disagree with other statements of the Registrant contained therein.

/s/ Sherb & Co., LLP
Certified Public Accountants